Exhibit 99.1

FOR IMMEDIATE RELEASE

Medidata Appoints Mike Capone Chief Operating Officer

NEW YORK, N.Y. – September 24, 2014 – Medidata (NASDAQ: MDSO), the leading global provider of cloud-based solutions for clinical research in life sciences, today announced that Michael L. Capone is joining the company as chief operating officer (COO). In the newly created COO role, he will report directly to Medidata’s CEO Tarek Sherif and president Glen de Vries. Capone joins Medidata from ADP, one of the world’s largest business-to-business software providers, where he served as corporate vice president of product development and chief information officer.

Capone will play a central role in Medidata’s product development, professional services, go-to-market and day-to-day operations—continuing and accelerating Medidata’s strategy to provide a comprehensive cloud platform that lowers the cost and risk of clinical trials and speeds new treatments to market.

“This is an exciting time for Medidata, with increasing acknowledgement of the Medidata Clinical Cloud™ as the life sciences’ strongest cloud platform,” said Sherif. “Mike’s leadership in large-scale SaaS software development and his deep operational experience make him the right person to help us seize this moment and scale Medidata to capture the enormous opportunity ahead of us.”

“Tarek and I are looking forward to working together with Mike as we continue to grow the business and help our customers bring life-saving and life-enhancing treatments to patients,” added de Vries.

As corporate VP and CIO of ADP, a leading provider of human capital management services, Capone led product development and information technology. Under his technology leadership, ADP earned accolades for its innovations, and now serves more than 430,000 clients and 35 million users on its SaaS platforms. Capone is a 25-year veteran of ADP and has held positions in product development, information technology and operations. He earned a BS in computer science from Dickinson College and an MBA in finance from Pace University, and he serves on the board of several non-profit organizations, including the Leukemia and Lymphoma Society.

“Joining Medidata channels my personal passion for medical research into an innovative tech company early in its growth curve,” said Capone. “All of the right ingredients are here: a solid business model, leading vertical SaaS platform and loyal customers. I’m eager to jump in and join the team in taking Medidata to the next level.”

About Medidata Solutions

Medidata is the leading global provider of cloud-based solutions for clinical research in life sciences, transforming clinical development through its advanced applications and intelligent data analytics. The Medidata Clinical Cloud™ brings new levels of productivity and quality to the clinical testing of promising medical treatments, from study design and planning through execution, management and reporting. We are committed to advancing the competitive and scientific goals of global customers, which include over 90% of the top 25 global pharmaceutical companies; innovative biotech, diagnostic and device firms; leading academic medical centers; and contract research organizations.

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Investor Contact:

Hulus Alpay

Medidata Solutions

212.419.1025

halpay@mdsol.com

Media Contact:

Gail Janowitz

Medidata Solutions

212.918.1792

gjanowitz@mdsol.com